Exhibit 10.1

April 1, 2021

Re:  Position on the Board of Directors of SiTime Corporation

Dear Christine,

It is my sincere pleasure to welcome you as a Director on the SiTime Corporation (the “Company”) Board of Directors (the “Board”).  As we discussed, you have also been appointed to serve on the Nominating and Corporate Governance Committee.  We anticipate many exciting opportunities at the Company and believe that your experience and background will greatly assist us in meeting those opportunities.

The Company maintains a classified Board, which means the Board is divided into three classes, with each class having a three-year term. Your Board position is an expansion of the Board and you shall serve as a Class II director. As a result, your term of office will expire at the Company’s 2021 Annual Meeting of Stockholders. At such time you will be nominated for election to an additional 3-year term. If you are not re-elected, your term of office will expire at the 2021 Annual Meeting of Stockholders.

Upon your appointment as a Director, pursuant to the terms of the Company’s Independent Director Compensation Policy (the “Policy”) and the Company’s 2019 Stock Incentive Plan (the “Plan”) you will be granted a restricted stock unit award (RSU)  with respect to a number of shares of the Company’s common stock equal to $250,000 divided by the average closing price of the Company’s common stock on The Nasdaq Global Market for the period of twenty trading days ending on the day prior to the date of grant (your “Initial RSU”).  Your Initial RSU will vest annually over a three year period on the February 20, May 20, August 20, or November 20 falling in the anniversary quarter of the date of grant at an annual rate of 1/3 of the total number of shares subject to the Initial RSU, so long as you continue to serve as a Director at each vest date.  In the event there is a Change in Control (as defined in the Plan) of the Company during your service as a Director, 100% of your Initial RSU will vest.  All terms and conditions of the Initial RSU will be set forth in the Policy, the Plan, the RSU award agreement and other documents relating to the Plan.

You will receive annual compensation for your service on the Board in accordance with the Policy, as may be amended from time to time.  The Policy currently provides for annual cash retainers of $40,000 for your service as a Director and an additional $5,000 per year for your service on the Nominating and Corporate Governance Committee. In addition, we will reimburse reasonable out-of-pocket expenses incurred in connection with your attending the Company’s Board and Committee meetings.  As you know, as a Director, you will not be entitled to any of the other benefits that the Company makes available to its employees.

In your capacity as a Director of the Company, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom you have an obligation of confidentiality.  Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by the Company.

In addition, during the term of your services as a Director and after termination of such services, you will not disclose any of the Company’s confidential proprietary information, or any information of a third party provided to you by the Company, which includes but is not limited to, all non-public tangible and intangible manifestations regarding patents, copyrights, trademarks, trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge without the prior written consent of the Company.

This letter, the Indemnity Agreement and the stock equity documentation referred to herein, constitutes the entire agreement between you and the Company.  This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in writing signed by a duly authorized officer of the Company.

If the terms of this letter are acceptable to you, and to indicate your willingness to serve on the Company’s Board, please sign and date this letter below. We look forward to your favorable reply and to a productive and enjoyable future relationship.

Very truly yours,
SiTime Corporation
/s/ Rajesh Vashist
Rajesh Vashist
Chief Executive Officer and Chairman
Accepted:
/s/ Christine A. Heckart
Christine A. Heckart

April 1, 2021
Date